EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (i) on Form S-3 for the registration of an aggregate maximum offering price of $500,000,000 of common stock, preferred stock, shares of preferred stock represented by depositary shares, warrants, stock purchase contracts and units (Nos. 333-114710 and 333-125582) and in the related Prospectuses, and (ii) on Form S-8 pertaining to the 1998 Stock Option Plan and the 2004 Stock Incentive Plan (No. 333-118361) of Cedar Shopping Centers, Inc. of our reports dated March 9, 2007, with respect to the consolidated financial statements and schedule of Cedar Shopping Centers, Inc., Cedar Shopping Centers, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cedar Shopping Centers, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP

New York, New York
March 9, 2007